                                                                    EXHIBIT 99.2

                                 (TRUSERV LOGO)

                                  PRESS RELEASE


                                             For more information contact:
                                             Shelley Hughes
                                             TruServ Corporation
                                             (773) 695-5258/shughes@truserv.com

                  TRUSERV AGREES TO SEC CEASE AND DESIST ORDER

         CHICAGO, March 5, 2003 - TruServ Corporation announced today that the inquiry by the staff of the Securities and Exchange Commission (SEC) into the co-op's accounting and internal control procedures has been concluded. On March 4, the SEC issued a Cease and Desist Order to which TruServ consented without admitting or denying the allegations.

         As part of the resolution, TruServ agreed to several undertakings with respect to its ongoing internal control procedures, including periodic reporting on the control procedures to the SEC.

         Since accounting irregularities were discovered in 1999, TruServ's board of directors has overseen changes at the co-op. Among those changes, PricewaterhouseCoopers was appointed as TruServ's outside auditors, and changes were made to TruServ's senior management team and finance team, including the hiring of a new director of internal audit. In addition, TruServ engaged a public accounting firm to assist in the internal audit function. The co-op has also instituted improvements in its internal accounting controls, processes and procedures.

         The SEC inquiry was an informal and confidential investigation into the notable financial adjustments that caused a significant financial loss in 1999. The SEC has made no allegations of fraud, nor did it seek civil monetary penalties.
         "Initiatives have been implemented and will continue to be implemented by the board and by our management team," said Pamela Forbes Lieberman, TruServ's president and chief executive officer. "TruServ is a better company today and is on its way to becoming a best-in-class organization."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned cooperatives with annual sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,500 independent retailers worldwide operating under store identities that include True Value, Grand Rental Station, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


                                      -###-